                                                                   Exhibit 99(b)

TRUSTCO
Bank Corp NY                                          News Release
-----------------------------------------------------------------
192 Erie Boulevard, Schenectady, New York, 12305      Robert A. McCormick
(518) 377-3311   Fax: (518) 381-3668                  President and
                                                      Chief Executive Officer

Subsidiaries:  Trustco Bank, NA
               Trustco Savings


May 15, 2001


TO OUR SHAREHOLDERS:

I would like to report to you the results of our Annual Meeting held May 14, 2001. The TrustCo shareholders were asked to vote on two proposals this year. All proposals were approved by an overwhelming majority of the shares outstanding.

The first proposal dealt with the election of four directors. All four were elected and include:

      Robert T. Cushing, Senior Vice President and Chief Financial Officer, Trustco Bank, N.A.
      Joseph A. Lucarelli, President, Bellevue Builders Supply Inc.
      Anthony J. Marinello, M.D., Ph.D, Physician
      Robert A. McCormick, Chairman, President and Chief Executive Officer, Trustco Bank, N.A.

The second proposal ratified the adoption of KPMG LLP as the independent certified public accountants for TrustCo for 2001.

We thank all the shareholders that returned their proxies. Your support and confidence are greatly appreciated.

I would also like to report that today the Board of Directors declared a regular quarterly dividend of $0.15 per share. The dividend is payable July 2, 2001 to shareholders of record at the close of business on June 8, 2001.

Thank you for the confidence you have placed in TrustCo.

                                               Sincerely,

                                               /s/ Robert A. McCormick
                                    # # #